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                                                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                                                     WASHINGTON, DC 20549                   ------------------------
                                                                                                                  OMB APPROVAL
           FORM 3                                               INITIAL STATEMENT OF BENEFICIAL             ------------------------
                                                                    OWNERSHIP OF SECURITIES
                                                                                                            OMB Number:3235-0104
                                                                                                            Estimated average burden
-----------------------------                                                                               Hours per response... 05
                                                                                                            ------------------------
                                           Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                                                    Section 17(a) of the
                                                         Public Utility Holding Company Act of 1935
                                                   or Section 30(f) of the Investment Company Act of 1940



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
1.  Name and Address of Reporting Person   2.  Date of Event Requiring   3.  I.R.S. Identification    4.  Issuer Name and Ticker
                                           Statement                     Number of Reporting          or Trading Symbol
Securities and Exchange Commission v.      (Month/Day/Year)              Person, if an entity
Paul A. Bilzerian, et al., Civil Action                                  (voluntary)
No. 89-1854, Receivership Estate                                                                      Cimetrix Incorporated (CMXX)
------------------------------------       January 16, 2002
(Last)            (First)  (Middle)

1200 - 19th Street, N.W.
------------------------------------
(Street)

Washington, D.C. 20036
------------------------------------
(City)   (State)           (Zip)
----------------------------------------------------------------------------------------------------------------------------------
5.  Relationship of Reporting Person(s)    6.  If Amendment,             7.  Individual or
to Issuer (Check all applicable)           Date of Original              Joint/Group Filing (Check
                                           (Month/Day/Year)              Applicable Line)
__ Director       _X__ 10% Owner
                                           N/A                           _X__ Form filed by One
__ Officer (give  ___ Other                                                      Reporting Person
      title below)
(specify below)                                                          ___ Form filed by more
                                                                                 than One Reporting
                                                                                 Person
------------------------------------
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             TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
----------------------------------------------------------------------------------------------------------------------------------
1.  Title of Security                      2.  Amount of Securities      3.  Ownership Form:          4.  Nature of Indirect
    (Instr. 4)                                 Beneficially Owned            Direc (D) or Indirect        Beneficial Ownership
                                               (Instr. 4)                    (I)                          (Instr. 5)
                                                                             (Instr. 5)
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Common Stock                                        3,846,500                     Direct                          N/A
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        TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------------------------------------------------------------
1.  Title of      2.  Date Exercisable and        3.  Title and Amount of         4.  Conversion   5.  Ownership   6.  Nature of
Derivative        Expiration Date                 Securities Underlying           or Exercise      Form of         Indirect
Security          (Month/Date/Year)               Derivative Security (Instr. 4)  Price of         Derivative      Beneficial
(Instr. 4)        --------------------------------------------------------------  Derivative       Securities:     Ownership
                  Date                Expiration      Title           Amount or   Security         Direct (D) or   (Instr. 5)
                  Exercisable         Date                            Number of                    Indirect (I)
                                                                      Shares                       (Instr. 5)


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135 Common Stock                                   33,750 shares of Common Stock
Purchase Warrants   Expiration October 1, 2002     (250 shares of Common Stock     $2.50/sh.         Direct           N/A
                                                    per Warrant)
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Explanation of Responses:



Per:
         --------------------------------------------                  --------------------------
         ** Deborah R. Meshulam, solely as Receiver of                 Date
         and on behalf of the Securities and Exchange
         Commission v. Paul A. Bilzerian, et al.,
         Civil Action No. 89-1854 (SSH), Receivership
         Estate


**       Intentional misstatements or omissions of facts constitute Federal Criminal Violations.  See 18 U.S.C. 1001 and
         15 U.S.C. 78ff(a)

Note:    File three copies of this Form, one of which must be manually signed.  If space is insufficient, See Instruction
         6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not
Required to respond unless the form displays a current valid OMB Number.

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